SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) November 6, 2002

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                   0-12957                        22-2372868
(State or other jurisdiction       (Commission                    (IRS Employer
      of incorporation)            File Number)                  Identification)


                685 Route 202/206, Bridgewater, New Jersey 08807
               (Address of principal executive offices) (Zip Code)


       (Registrant's telephone number, including area code: (908) 541-8600


                                       NA
          (Former name or former address, if changed since last report)


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Item 5. Other Events

      Enzon, Inc. (the "Company") announced today its financial results for the quarter ended September 30, 2002, the first quarter of the Company's fiscal year
(FY) 2003. The Company reported net income of $12.8 million, or $0.29 per diluted share, for the quarter ended September 30, 2002, as compared to $4.2 million or $0.10 per diluted share, for the same period in FY 2002.

      The increase in net income was principally due to increased royalties earned on sales of PEG-INTRON(R). Total royalties increased to $18.3 million during the first quarter of FY 2003, as compared to $7.0 million for the same period in FY 2002. In October 2001, our marketing partner, Schering-Plough launched PEG-INTRON and REBETOL combination therapy in the U.S. for the treatment of chronic hepatitis C.

      Combined sales of the Company's other two FDA approved products, ONCASPAR(R) and ADAGEN(R), increased by 31 percent to $6.7 million in the first quarter of FY 2003, as compared to $5.1 million for the same period in FY 2002. This increase was primarily due to increased ADAGEN sales as a result of an increase in ADAGEN patients. ONCASPAR sales increased due to the Company's June 2002 reacquisition of its rights to market and distribute ONCASPAR(R) for certain territories that had been previously licensed to Aventis (NYSE: AVE).

      Cost of sales, as a percentage of sales, for the first quarter of FY 2003 increased to 38 percent as compared to 27 percent for the comparable quarter of the previous year. The increase was due to the Company's reacquisition of ONCASPAR and the corresponding 25 percent royalty that is payable to Aventis on ONCASPAR sales in the reacquired territories.

      Research and development expenses for the first quarter of FY 2003 increased by $565,000 or 16 percent to $4.1 million, as compared to $3.5 million for the first quarter of FY 2002. The increase was due primarily to increased research and development expenditures related to the advancement of the Company's preclinical and clinical PEG product pipeline, as well as increased personnel and expenditures related to the Company's commitment to strengthen its research and development organization.

      Research and development expenses are expected to increase significantly as the Company continues the clinical advancement of its PEG product pipeline and continues to strengthen its internal development capabilities. The Company is currently conducting Phase II clinical studies for PROTHECAN(R) (PEG-camptothecin), Phase I clinical trials for PEG-paclitaxel, and preclinical studies for additional PEG enhanced products.

      Selling, general and administrative expenses for the first quarter of FY 2003 decreased by $180,000 or 4 percent to $3.9 million, as compared to $4.1 million for the first quarter of FY 2002. This decrease was primarily due to costs recorded in the prior year associated with the review of certain strategic transactions. The decrease in prior year expenditures was substantially offset by increased sales and marketing costs for ONCASPAR resulting from the Company's reacquisition of ONCASPAR from Aventis.

      During the first quarter of FY 2003, interest income decreased by $2.7 million to $3.5 million, as compared to $6.2 million for the first quarter of FY 2002, as a result of the continued decline in investment grade interest rates. As of September 30, 2002, the Company had total


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cash and interest-bearing investments of $494 million, as compared to $485 million as of June 30, 2002.

      Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, regulatory risks such as risks in obtaining and maintaining regulatory approval for indications and expanded indications, risks that the Company will not outperform the sector, risks related to research and development costs and capabilities, market acceptance of and continuing demand for the Company's products and the impact of increased competition, competitive products and pricing.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 6, 2002



                                          By:    /s/ Kenneth J. Zuerblis
                                              ----------------------------------
                                                 Kenneth J. Zuerblis
                                                 Vice President, Finance and
                                                 Chief Financial Officer